EXHIBIT 3.1.2
                                                                (Stamp)
                                                                 FILED
                                                            MAY 11, 2000
                                                           State Treasurer
                                                           Roland Machold

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                        DIAMOND ENTERTAINMENT CORPORATION

         Pursuant to the provisions of Section 14A:7-2, Corporations, General, of the New Jersey Statutes, the undersigned executes the following Certificate of Amendment to its Certificate of Incorporation:

         1. The name of the corporation is Diamond Entertainment Corporation (the "Corporation").

         2. Set forth below is a copy of the resolutions of the Board of Directors of the Corporation as required by Section 14A:7-2 of the New Jersey Business Corporation Act which was duly adopted by the Board of Directors on April 14, 2000, which amends the Certificate of Incorporation (i) authorizing a series of the Corporation's authorized preferred stock, no par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 50 shares of Series A Convertible Preferred Stock of the Corporation, as follows:

         RESOLVED,  that  pursuant  to the  authority  expressly  granted to and vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the "Certificate of
Incorporation"), there hereby is created out of the 5,000,000 shares of Preferred Stock, no par value per share, of the Corporation authorized by
Article 4 of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation consisting of 50 shares, which shall be designated Series A Convertible Preferred Stock, which shall have the following powers, designations, preferences and relative, participating, optional or other rights:

         1. Designations, Amount and Par Value. The series of Preferred Stock shall be designated as Series A Convertible Preferred Stock ("Series A Preferred Shares") and the number of shares so designated shall be 50. Each Series A Preferred Share shall have no par value and a stated value of $10,000 per share (the "Stated Value").

         2. Dividends. The Series A Preferred Shares shall not bear any dividends.

         3. Holder's Conversion of Series A Preferred Shares. A holder of Series A Preferred Shares shall have the right, at such holder's option, to convert the Series A Preferred Shares into shares of the Corporation's common stock, no par value per share (the "Common Stock"), on the following terms and conditions:

                  (a)  Conversion  Right.  Subject to the provisions of Sections
         3(g) and 4(a)  below,  at any time or times on or after the  earlier of
         (i) 90 days after the Issuance Date (as defined herein), (ii) 5 days after receiving a "no-review" status from the Securities and Exchange Commission (the "SEC") in connection with a registration statement ("Registration Statement") covering the resale of Common Stock issued upon conversion of the Series A Preferred Shares and required to be filed by the Corporation pursuant to the Registration Rights Agreement between the Corporation and its initial holders of Series A Preferred Shares (the "Registration Rights Agreement"), (iii) the date that the Registration Statement is declared effective by the SEC any holder of Series A Preferred Shares shall be entitled to convert any Series A Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(h) below) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event other than upon a Mandatory Conversion pursuant to Section 3(g) hereof, or upon a Triggering Event pursuant to
         Section 5(b) hereof, shall any holder be entitled to convert Series A Preferred Shares in excess of that number of Series A Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the then issued and outstanding shares of Common Stock of the Corporation following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon conversion of the remaining, non-converted Series A Preferred Shares beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules thereunder;

                  (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Series A Preferred Shares pursuant to Section (3)(a) shall be determined according to the following formula (the "Conversion Rate"):

                      (.06)(N/365)(10,000) + 10,000
                      -----------------------------
                              Conversion Price

                  For  purposes  of  this  Certificate  of   Designations,   the
         following terms shall have the following meanings:

                           (i) "Conversion Price" means as, of any Conversion Date (as defined below), the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date, if applicable, and subject to adjustment as provided herein;

                           (ii) "Fixed Conversion Price" means 120% of the Closing Bid Price on the day immediately preceding the day of the closing of the sale and issuance of the Series A Preferred Shares ("Closing Date") subject to adjustment, as provided herein;

                           (iii) "Floating Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Average Market Price for the Common Stock for any five (5) trading days of the previous ten (10) trading days immediately preceding the date of conversion;

                           (iv) "Conversion Percentage" means 80% as adjusted as described herein;

                           (v) "Average Market Price" means, with respect to any
                  security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined below) for such security for each trading day in such period;

                           (vi) "Closing Bid Price"  means,  for any security as
                  of any date, the last closing bid price on The Nasdaq Stock Market, Inc.'s SmallCap Market (the "Nasdaq-Small Cap") as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Nasdaq-SmallCap is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in The Nasdaq Stock Market, Inc.'s OTC Bulletin Board or, if not so quoted, in the "pink sheets" for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Corporation (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period); and

                           (vii)  "N"  means  the  number  of  days  from,   but
                  excluding, the Issuance Date through and including the Conversion Date for the Series A Preferred Shares for which conversion is being elected; and

                           (viii) "Issuance Date" means the date of issuance of the Series A Preferred Shares.

                  (c) Penalty - Registration Statement. If the Registration Statement is not declared effective by the SEC on or before the one hundred and fiftieth (150th) day following the Issuance Date (the "Scheduled Effective Date"), or if after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement (whether because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock or otherwise), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies at law or in equity), then:

                           (i) the  Corporation  will pay as liquidated  damages
                  (the "Liquidated Damages") in penalties to the Buyer(s) a cash amount within three (3) business days of the end of the month immediately following the Scheduled Effective Date and for each month thereafter in an amount equal to one and one half percent (1 1/2 %) of the Liquidation Value. (For example, if the Registration Statement becomes effective one (l) month after the Scheduled Effective Date, the Corporation will pay in cash to the Buyer(s) an aggregate of Seven Thousand Five dollars ($7,500) in Liquidated Damages (1 1/2% of $500,000); if, as a further example, thereafter sales could not be made pursuant to the Registration Statement for a period of one and one half (1 1/2) months, the Corporation will pay in cash to the Buyer(s) an aggregate of Eleven Thousand Two Hundred and Fifty dollars ($11,250) in Liquidated Damages ($7,500 for the first month plus $3,750 for the half of second month); and if, as a further example, thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) months after the Scheduled Effective Date, the Corporation will pay in cash to the Buyer(s) an aggregate of Fifteen Thousand dollars ($15,000) in Liquidated Damages ($7,500 for the first month plus $7,500 for the second month).

                  (d) Adjustment to Conversion Price - Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).

                           (i) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, re-capitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (ii) Reorganization, Reclassification, Consolidation,
                  Merger, or Sale. Any recapitalization, reorganization reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person (as defined below) or other similar transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Series A Preferred Shares then outstanding) to insure that, upon the consummation of such Organic Change, each of the Holders of the Series A Preferred Shares will thereafter have the right to acquire and receive in lieu of the Series A Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Shares had such Organic Change not taken place. In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Series A Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this Section 3(d) and Section 3(e) below will thereafter be applicable to the Series A Preferred Shares. For purposes of this Agreement, "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (iii) Notices.

                                    (A)  Immediately  upon any adjustment of the
                           Conversion Price pursuant to this Section 3(d), the Corporation will give written notice thereof to each holder of Series A Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                    (B) The Corporation will give written notice
                           to each Holder of Series A Preferred Shares at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or
                           (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                                    (C) The  Corporation  will also give written
                           notice to each Holder of Series A Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, Major Transaction (as defined below), dissolution or liquidation will take place.

                  (e) Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Series A Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Shares immediately before the date an which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (f) Mechanics of Conversion. Subject to the Corporation's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 6 below:

                           (i)  Holder's  Delivery   Requirements.   Subject  to
                  Section 3(a), in order to convert Series A Preferred Shares into full shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern

                  Standard Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Corporation or its designated transfer agent (the "Transfer Agent"), and (B) surrender to a common carrier for delivery to the Corporation or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice. Each Conversion Notice shall specify the number of Series A Preferred Shares to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice.

                           (ii) Corporation's Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Corporation or the Transfer Agent (as applicable) shall, within ten (10) business days following the date of receipt, (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled or (B) credit the aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account at The Depository Trust Corporation.

                           (iii) Dispute Resolution. In the case of a dispute as
                  to the determination of the Average Market Price or the arithmetic calculation of the Conversion Rate, the Corporation shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) business days of receipt of such holder's Conversion Notice. If such holder and the Corporation are unable to agree upon the determination of the Average Market Price or arithmetic calculation of the Conversion Rate within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Corporation shall within one (1) business day submit via facsimile (A) the disputed determination of the Average Market Price to an independent, reputable investment bank designated by the Corporation, or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Corporation shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the ease may be, shall be binding upon all parties absent manifest error.

                           (iv) Record Holder. The person or persons entitled to
                  receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock following such conversion.

                           (v) Corporation's  Failure to Timely Convert.  If the
                  Corporation shall fail to issue to a holder within seven (7) business days following the date of receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Series A Preferred Shares, in addition to all other available remedies which such holder may pursue hereunder and under the securities purchase agreement between the Corporation and the initial holders of the Series A Preferred Shares pursuant to which such holders purchased the Series A Preferred Shares (the "Securities Purchase Agreement") (including indemnification pursuant to Section 8 thereof), the Corporation shall pay additional damages to such holder on each day after the seven (7th) business day following the date of receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount calculated in accordance with the following schedule:

                                                    Late Payment for Each
                     Principal Amount Being       Series A Preferred Share
                     No. Business Days Late              Converted
                     ----------------------       ------------------------

                               1                            $100
                               2                            $200
                               3                            $300
                               4                            $400
                               5                            $500
                               6                            $600
                               7                            $700
                               8                            $800
                               9                            $900
                              10                          $1,000

                              11             $1,000 + $200   for
                                             each  Business Days
                                             Late Beyond 10 days


                  (g) Mandatory Conversion. If any Series A Preferred Shares remain outstanding on April 14, 2002, then all such Series A Preferred Shares shall be converted as of such date in accordance with this
         Section 2 as if the holders of such Series A Preferred Shares had given the Conversion Notice on April 14, 2002, and the Conversion Date had been fixed as of April 14, 2002, for all purposes of this Section 2, and all holders of Series A Preferred Shares shall thereupon and with two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Corporation or the Transfer Agent. No person shall thereafter have any rights in respect of Series A Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2.

                  (h) Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series A Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up or down to the nearest whole share.

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

                  (i) Notwithstanding anything to the contrary set forth in this Certificate of Designations, the Corporation shall not be obligated to issue in excess of 11,875,000 conversion Shares upon conversion of the Series A Preferred Shares.

         4. Corporation's Right to Redeem at its Election.

                  (a) At any time, commencing 120 days after the Issuance Date, as long as the Corporation has not breached any of the representations, warranties, and covenants contained herein or in any related agreements, the Corporation shall have the right, in it sole discretion, to redeem ("Redemption at Corporation's Election"), from time to time, any or all of the Series A Preferred Shares which have not previously been redeemed at a price equal to the Redemption Price at Corporation's Election below, provided (i) Corporation shall first provide thirty (30) days advance written notice as provided in subparagraph 4(a)(ii) below (which can be given any time on or after 90 days after the Issuance Date, and (ii) that the Corporation shall only be entitled to redeem Series A Preferred Shares having an aggregate Stated Value of at least One Hundred Thousand Dollars ($100,000). If the Corporation elects to redeem some, but not all, of the Series A Preferred Shares, the Corporation shall redeem a pro-rata amount from each Holder of the Series A Preferred Shares.

                           (i) Redemption Price At Corporation's  Election.  The
                  "Redemption Price at Corporation's Election" shall be calculated as 120% of the Liquidation Value, as that term is defined in Section 10 hereof.

                           (ii) Mechanics of Redemption at Corporation's Election. The Corporation shall effect each such redemption by giving at least thirty (30) days prior written notice ("Notice of Redemption at Corporation's Election") to (A) the holders of the Series A Preferred Shares selected for redemption at the address and facsimile number of such holder appearing in the Corporation's Series A Preferred Shares register and (B) the Transfer Agent, which Notice of Redemption At Corporation's Election shall be deemed to have been delivered three (3) business days after the Corporation's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Corporation's Election. Such Notice of Redemption At Corporation's Election shall indicate
                  (i) the number of shares of Series A Preferred Shares that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Corporation's Election") and (iii) the applicable Redemption Price At Corporation's Election, as defined in subsection
                  (a)(i) above. Notwithstanding the above, a holder may convert into Common Stock, prior to the close of business on the Date of Redemption at Corporation's Election, any Series A Preferred Shares which it is otherwise entitled to convert, including Series A Preferred Shares that has been selected for redemption at Corporation's election pursuant to this subsection 4(a).

                  (b) Corporation Must Have Immediately Available Funds or Credit Facilities. The Corporation shall not be entitled to send any Notice of Redemption at Corporation's Election and begin the redemption procedure under Sections 4(a) unless it has:

                           (i) the full amount of the redemption  price in cash,
                  available in a demand or other immediately available account in a bank or similar financial institution; or

                           (ii) immediately available credit facilities,  in the
                  full amount of the redemption price with a bank or similar financial institution; or

                           (iii) an agreement with a standby underwriter willing
                  to purchase from the Corporation a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemptions; or

                           (iv) a  combination  of the  items  set forth in (i),
                  (ii), and (iii) above, aggregating the full amount of the redemption price.

                  (c) Payment of Redemption Price. Each Holder submitting Series A Preferred Shares being redeemed under this Section 4 shall send their Series A Preferred Share Certificates to be redeemed to the Corporation or its Transfer Agent, and the Corporation shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Corporation's Election.

         5.       Redemption at Option of Holders.

                  (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Series A Preferred Shares contained herein, after a Major Transaction (as defined below), the holders of Series A Preferred Shares then outstanding shall have the right in accordance with Section 5(f), at the option of the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, to require the Corporation to redeem all of the Series A Preferred Shares then outstanding at a price per Series A Preferred Share equal to the greater of (i) 100% of the Liquidation Value (as defined below) of such shares and (ii) the price calculated in accordance with the Redemption

         Rate (as defined below) calculated as of the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded is open if such public announcement is made (A) after 1:00 p.m. Eastern Standard Time on such date or (B) on a date on which the exchange or market on which the Common Stock is traded or quoted is closed.

                  (b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Series A Preferred Shares contained herein, after a Triggering Event (as defined below), the holders of Series A Preferred Shares the outstanding shall have the right in accordance with Section 5(g), at the option of the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, to require the Corporation to redeem all of the Series A Preferred Shares then outstanding at a price per Series A Preferred Share equal to the greater of (i) 125% of the Liquidation Value of such share and (ii) the price calculated in accordance with the Redemption Rate as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded or quoted is open.

                  (c) "Redemption Rate." The "Redemption Rate" shall, as of any date of determination, be equal to (i) the Conversion Rate in effect as of such date as calculated pursuant to Section 3(b) multiplied by (ii) the Closing Bid Price of the Common Stock on such date.

                  (d) "Major Transaction." A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

                           (i) the consummation of any merger, reorganization, restructuring, consolidation, or similar transaction by or involving the Corporation except (A) a merger or consolidation where the Corporation is the survivor, or where the holders of the capital stock of the Corporation immediately prior to such merger or consolidation own at least 50% of the outstanding capital stock of the surviving entity, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation, or (C) any such transaction in which each of the holders of the Series A Preferred Shares receives cash at least equal to 120% of the Liquidation Value of such shares in accordance with Section 5(d)(ii) hereof;

                           (ii) sale of all or substantially all of the assets of the Corporation on a consolidated basis or any similar transaction or related transactions which effectively results in a sale of all or substantially all of the assets of the Corporation on a consolidated basis, unless, upon consummation of such transaction, the Corporation reserves an amount in cash at least equal to 125% of the Liquidation Value of the Series A Preferred Shares for payment to the holders thereof.

                  (e)  "Triggering  Event."   A  "Triggering   Event"  shall  be
         deemed  to have occurred at such time as any of the following events:

                           (i) either (A) the failure of the Registration Statement to be declared effective by the SEC or to cover the resale of all of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Shares at any time after ninety (90) days after the Scheduled Effective Date (provided that for purposes of determining the Closing Bid Price under Section 5(c) above, the Triggering Event shall be deemed to have occurred on the first day of such ninety (90) day period) or (B) for any period of ninety (90) consecutive days after the date that is ninety (90) days after the Scheduled Effective Date that Common Stock issued or issuable upon conversion of the Series A Preferred Shares cannot be sold under the Registration Statement for any reason (provided that for purposes of determining the Closing Bid Price under Section 5(c) above, the Triggering Event shall be deemed to have occurred on the first day of such ninety (90) day period);

                           (ii) if for  any  reason  the  Corporation  fails  to
         perform  or  observe  any  covenant,   agreement,  or  other  provision
         contained in Section 9 or 10 hereof;

                           (iii) the Corporation's notice to the holders of Series A Preferred Shares as a class, including by way of public announcement, at any time, of its intention not to comply, other than in accordance with the terms hereof, with requests for conversion of any Series A Preferred Shares for shares of Common Stock;

                           (iv) if for any reason the Corporation fails to perform or observe any covenant, agreement, or other provision contained herein or in the Securities Purchase Agreement, the Registration Rights Agreement, or in any related agreement, and such failure is not cured within 30 days after the Corporation knows, or should have known with the exercise of reasonable diligence, of the occurrence thereof, and such failure has had, or could reasonably be expected to have, a material adverse effect on (A) the financial condition, operating results, business, properties, or operations of the Corporation and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Corporation or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (B) the Series A Preferred Shares; or

                           (v) any representation or warranty contained in the Securities Purchase Agreement or the Registration Rights Agreement is false or misleading on or as of the date made and which either reflects or has had a material adverse effect on and which, upon the date that the holders require the Corporation to redeem the Class A Preferred Shares continues to have a material adverse effect on (A) the financial condition, operating results, business, properties, or operations of the Corporation and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Corporation or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (B) the Series A Preferred Shares.

                  (f) Mechanics of Redemption at Option of Buyer Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Corporation shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each holder of Series A Preferred Shares. At any time after receipt of a Notice of Major Transaction, the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding may require the Corporation to redeem all of the holders' Series A Preferred Shares then outstanding in accordance with Section 5(a) by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Corporation, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Series A Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable redemption price, as calculated pursuant to Section 5(a) above. Unless the Corporation shall fail to fully redeem all of the holder's Series A Preferred Shares pursuant to this Section 5, any notice delivered by the holder pursuant to this subsection shall be irrevocable.

                  (g) Mechanics of Redemption at Option of Buyer Upon Triggering Event. As soon as practicable, but in any event no more than five (5) business days after the occurrence of a Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Series A Preferred Shares. At any time after receipt of a Notice of Triggering Event, the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding may require the Corporation to redeem all of the Series A Preferred Shares then outstanding in accordance with Section 5(b) by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Triggering Event") to the Corporation, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Series A Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable redemption price, as calculated pursuant to Section 5(b) above. Unless the Corporation shall fail to fully redeem all of the holder's Series A Preferred Shares pursuant to this Section 5, any notice delivered by the holder pursuant to this subsection shall be irrevocable.

                  (h) Payment of Redemption Price. Upon the Corporation's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, the Corporation shall immediately notify each holder by facsimile of the Corporation's receipt of such requisite notices necessary to effect a redemption and each holder of Series A Preferred Shares shall thereafter promptly send such holder's Preferred Stock Certificates to be redeemed to the Corporation or its Transfer Agent. The Corporation shall pay the applicable redemption price, as calculated pursuant to
         Section 5(a) or 5(b) above, in cash to such holder within thirty (30) days after the Corporation's receipt of the requisite notices required to effect a redemption; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Corporation or its Transfer Agent; provided further that if the Corporation is unable to redeem all of the Series A Preferred Shares, the Corporation shall redeem an amount from each holder of Series A Preferred Shares equal to such holder's pro-rata amount (based on the number of Series A Preferred Shares held by such holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being redeemed. If the Corporation shall fall to redeem all of the Series A Preferred Shares submitted for redemption (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), the applicable redemption price payable in respect of such unredeemed Series A Preferred Shares shall bear interest at the rate of 2.5% per month (pro rated for partial months) until paid in full. Until the Corporation pays such unpaid applicable redemption price in full to each holder, holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, including shares of Series A Preferred Shares submitted for redemption pursuant to this Section 4 and for which the applicable redemption price has not been paid, shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Corporation to promptly return to each holder all of the Series A Preferred Shares that were submitted for redemption by such holder under this Section 5 and for which the applicable redemption price has not been paid, by sending written notice thereof to the Corporation via facsimile (the "Void Optional Redemption Notice"). Upon the Corporation's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable redemption price to each holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Series A Preferred Shares submitted for redemption and for which the applicable redemption price has not been paid, (ii) the Corporation shall immediately return any Certificates for Series A Preferred Shares submitted to the Corporation by each holder for redemption under this Section 4(h) and for which the applicable redemption price had not been paid, (iii) the Fixed Conversion Price of such returned Series A Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Option Redemption Notice(s) is delivered to the Corporation and
         (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Corporation; provided that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect, and (iv) the Conversion Percentage in effect at such time and thereafter shall be reduced by a number of percentage points equal to the product of (A) two and one-half (2.5) and (B) the number of months (prorated for partial months) in the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Corporation. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section 3(f)(iii) above with the term "Closing Bid Price" being substituted for the term "Average Market Price" and the term "Redemption Rate" being substituted for the term "Conversion Rate."

         6.       Inability to Fully Convert.

                  (a) Holder's Option if Corporation Cannot Fully Convert. If at any time after the earlier to occur of (i) effectiveness of the Registration Statement or (ii) ninety (90) days after the Scheduled Effective Date, upon the Corporation's receipt of a Conversion Notice, the Corporation does not issue shares of Common Stock which are registered for resale under the Registration Statement within seven (7) business days of the time required in accordance with Section 3(f) hereof, for any reason or for no reason, including, without limitation, because the Corporation (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, inter-dealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities from issuing all of the Common Stock which is to be issued to a holder of Series A Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered and eligible for resale under the Registration Statement, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with Stockholder's Conversion Notice and pursuant to Section 3(f) above and, with respect to the unconverted Series A Preferred Shares, the holder, solely at such holder's option, can, in addition to any other remedies such holder may have hereunder, under the Securities Purchase Agreement (including indemnification under Section 8 thereof), under the Registration Rights Agreement, at law or in equity, elect to:

                           (i) require the Corporation to redeem from such holder those Series A Preferred Shares for which the Corporation is unable to issue Common Stock in accordance with such holder's
         Conversion Notice ("Mandatory Redemption") at a price per Series A Preferred Share (the "Mandatory Redemption Price") equal to the greater of (x) 120% of the Liquidation Value of such share and (y) the Redemption Rate as of such Conversion Date;

                           (ii) void its Conversion Notice and retain or have returned, as the case may be the Certificates representing the unconverted Series A Preferred Shares that were to be converted pursuant to such holder's Conversion Notice.

         7. Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series A Preferred Shares represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Series A Preferred Shares a Preferred Stock Certificate representing the remaining Series A Preferred Shares which have not been so converted or redeemed.

         8. Reservation of Shares. The Corporation shall, so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, 11,875,000 shares of the Common Stock to effect the conversion of all of the Series A Preferred Shares. If at any time, the Corporation does not have available 11,500,000 authorized and unissued shares of Common Stock to satisfy conversion of all of the Series A Preferred Shares outstanding, the Corporation shall call and hold a special shareholders meeting with thirty (30) days of such occurrence, for the sole purpose of increasing the number of authorized shares. Furthermore, management of the Corporation shall recommend to the shareholders to vote in favor of increasing the number of common shares authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

         9. Voting Rights. Holders of Series A Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of New Jersey and as expressly provided in this Certificate of Designations.

         10. Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of any of the capital stock of the Corporation of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Series A Preferred Share equal to the sum off (i) $10,000 and (ii) an amount equal to the product of (.06) (N/365) ($10,000) (such sum being referred to as the "Liquidation Value"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series A Preferred Shares and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Series A Preferred Shares as to payments of Preferred Funds (thc "Pari Passu Shares"), then each holder of Series A Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights as a percentage or the full amount of Preferred Funds payable to all holders of Series A Preferred Shares and Pari Passu Shares. The purchase or redemption by the Corporation of stock of any class in any manner permitted by law, shall not for the purposes hereof, be regarded as a
liquidation,   dissolution  or  winding  up  of  the  Corporation.  Neither  the consolidation or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. No holder of Series A Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein.

         11. Preferred Rank. All shares of Common Stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series A Preferred Shares. The Series A Preferred Shares shall be senior in rights and liquidation preference to the Common Stock or and any series of Preferred Stock hereinafter issued by the Corporation. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then issued and outstanding Series A Preferred Shares, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without the prior express written consent of the holders off not less than two-thirds (2/3) of the then issued and outstanding Series A Preferred Shares, the Corporation shall not hereafter authorize or make any amendment to the Corporation's Certificate of

Incorporation or Bylaws, or make any resolution of the board of directors with the New Jersey Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Corporation with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

         12.      Restriction on Redemption and Dividends.

                  (a) Restriction on Dividend. If any Series A Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Corporation shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock so long as written notice thereof has been given to holders of the Series A Preferred Shares at least 30 days prior to the earlier of (a) the record date taken for or (b) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this Section 12(a) shall not prohibit the Corporation from declaring and paying a dividend in cash with respect to the Common Stock so long as the Corporation: (i) pays simultaneously to each holder of Series A Preferred Shares an amount in cash equal to the amount such holder would have received had all of such holder's Series A Preferred Shares been converted to Common Stock pursuant to Section 2 hereof one business day prior to the record date for any such dividend, and (ii) after giving effect to the payment of any dividend and any other payments required in connection therewith including to the holders of the Series A Preferred Shares under clause 12(a)(i) hereof, the Corporation has in cash or cash equivalents an amount equal to the aggregate of: (A) all of its liabilities reflected on its most recently available balance sheet, (B) the amount of any indebtedness incurred by the Corporation or any of its subsidiaries since its most recent balance sheet and (C) 125% of the amount payable to all holders of any shares of any class of preferred stock of the Corporation assuming a liquidation of the Corporation as the date of its most recently available balance sheet.

                  (b) Restriction on Redemption. If any Series A Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Corporation shall not directly or indirectly redeem, purchase or otherwise acquire from any person or entity' other than from a direct or indirect wholly-owned subsidiary of the Corporation, or permit any subsidiary of the Corporation to redeem, purchase or otherwise acquire from any person or entity other than from the Corporation or another direct or indirect wholly-owned subsidiary of the Corporation, any of the Corporation's or any subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities).


         13. Vote to Change the Terms of Series A Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, shall be required for any change to this Certificate of Designations or the Corporation's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

         14. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Shares into Common Stock.

         15. Withholding Tax Obligations. Notwithstanding anything herein to the contrary, to the extent that the Corporation receives advice in writing from its counsel that there is a reasonable basis to believe that the Corporation is required by applicable federal laws or regulations and delivers a copy of such written advice to the holders of the Series A Preferred Shares so affected, the Corporation may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series A Preferred Shares on the holder of such Series A Preferred Shares depositing with the Corporation an amount of cash sufficient to enable the Corporation to satisfy its withholding tax obligations (the "Withholding Tax") with respect to such distribution, Notwithstanding the foregoing or anything to the contrary, if any holder of the Series A Preferred Shares so affected receives advice in writing from its counsel that there is a reasonable basis to believe that the Corporation is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Corporation, the Corporation shall not be permitted to condition the making of any such distribution in respect of any Series A Preferred Share on the holder of such Series A Preferred Shares depositing with the Corporation any Withholding Tax with respect to such distribution, provided, however, the Corporation may reasonably condition the making of any such distribution in respect of any Series A Preferred Share on the holder of such Series A Preferred Shares executing and delivering to the Corporation, at the election of the holder, either: (i) if applicable, a properly completed Internal Revenue Service Form 4224, or (a) an indemnification agreement in reasonably acceptable form, with respect to any federal tax liability, penalties and interest that may be imposed upon the Corporation by the Internal Revenue Service as a result of the Corporation's failure to withhold in connection with such distribution to such holder. If the conditions in the preceding two sentences are fully satisfied, the Corporation shall not be required to pay any additional damages set forth in
Section  3(f)(v) of this  Certificate of  Designations  if its failure to timely deliver any Conversion Shares results solely from the holder's failure to deposit any withholding tax hereunder or provide to the Corporation an executed indemnification agreement in the form reasonably satisfactory to the Corporation.


         3. The Certificate of Incorporation of the Corporation is amended so that the designation and number of shares of each class and series acted upon in the resolutions set forth above, and the relative rights, preferences, and limitations of each such class and series are as state in the above resolutions.



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




         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by James K.T. Lu, its President, as of this day of 14th April, 2000.

DIAMOND ENTERTAINMENT CORPORATION


By:
         Name:    James K. T. Lu
         Title:   President and Chief Executive Officer

                                    EXHIBIT I

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

         The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, no par value per share (the "Common Stock"), of Diamond Entertainment Corporation (the "Company") according to the condition hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the under signed will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes.


Conversion calculations:         ---------------------------------------
                                  Date to Effect Conversion

                                  ---------------------------------------
                                  Number of Shares of Preferred Stock
                                  to be Converted

                                  ---------------------------------------
                                  Number of shares of Common Stock to be issued

                                  ---------------------------------------
                                  Applicable Conversion Price


                                  ---------------------------------------
                                  Signature

                                  ---------------------------------------
                                  Name

                                  ---------------------------------------
                                  Address